Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-256605), Form S-4 (No. 333-260691) and Forms S-8 (No. 333-234256 and 333-225393) of Business First Bancshares, Inc of our reports dated March 2, 2023, with respect to the consolidated financial statements of Business First Bancshares, Inc and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ FORVIS, LLP

(Formerly Dixon Hughes Goodman LLP)

Fort Worth, Texas

March 2, 2023